Exhibit 99.1

News Corporation

N E W S R E L E A S E

For Immediate Release

Contact:
Teri Everett 212-852-7070
Jack Horner 212-852-7952

Chase Carey Returns to News Corporation as Deputy Chairman, President and Chief Operating Officer

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New York, NY, June 3, 2009 - News Corporation Chairman and Chief Executive Officer, Rupert Murdoch today announced the appointment of Chase Carey to Deputy Chairman, President and Chief Operating Officer, effective July 1. Reporting to Mr. Murdoch, he will have oversight of News Corporation's global operations and will be based in New York.

Mr. Carey, 55, will join the Board of Directors of News Corporation on July 1 when Peter Chernin steps down as a Director.

The appointment marks a return to News Corporation for Mr. Carey who spent 15 years as a senior executive at the Company before becoming Chief Executive Officer of The DIRECTV Group in 2003.

"Chase has been one of my closest advisors and friends for years and I am delighted we'll once again be working together across our businesses as we face the challenges and great opportunities ahead," said Mr. Murdoch.

Mr. Carey said, "Under Rupert's leadership, News Corporation has always been the boldest, most innovative media company in the world. With its leading franchises, News Corporation's growth opportunities are second to none and I am thrilled to be returning at such a transformative time for our businesses across the globe.

Prior to DIRECTV, Mr. Carey was co-Chief Operating Officer of News Corporation from 1996 to 2002, as well as co-Chief Operating Officer of the Fox Entertainment Group from 1998 until 2002. Mr. Carey served on Board of Directors of News Corporation from 1996 until 2007 and on the Board of the Fox Entertainment Group from 1992 until 2002.

In his tenure with News Corporation, Mr. Carey played a central role in managing the operations and strategy of the Company with particular focus on its worldwide television business that encompasses the FOX network, Fox Television Stations, Fox's cable programming group, and News Corp.'s international satellite operations.

Among key initiatives he led were the launch and growth of Fox Sports, the expansion of the Fox Television Stations group from seven stations to 35 stations (subsequently reduced to 27), the emergence of Fox cable channels such as Fox News Channel, FX and the National Geographic Channel, and the building of satellite platforms in Europe, Asia and Latin America.

Mr. Carey joined Fox in 1988 and served in numerous roles, including Executive Vice President and Chief Operating Officer of Fox, Inc. and Chairman and Chief Executive Officer of the Fox Television Group. Mr. Carey also served as a Director, President and Chief Executive Officer of Sky Global Networks. Prior to Joining News Corp. he was employed at Columbia Pictures in senior capacities from 1981 to 1987.

In addition to the Boards of News Corporation and Fox Entertainment Group, Mr. Carey also served on the boards of NDS, Gemstar-TV Guide, and BSkyB during his years with the Company.

Mr. Carey is currently a Trustee Emeritus of Colgate University. He is a graduate of Colgate University and Harvard Business School.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of March 31, 2009 of approximately US$52 billion and total annual revenues of approximately US$31 billion. News Corporation is a diversified global media company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.